Exhibit 10.16

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between Alexey A. Lugovskoy, Ph.D. (the “Executive”) and Morphic Holding, Inc., a Delaware corporation (the “Company”)1, and is effective as of the Effective Date.

1.                                      Term of Agreement.

(a)                                 The term of this Agreement shall terminate upon the earlier of the third (3rd) anniversary of the Effective Date (the “Expiration Date”) and the date the Executive’s employment with the Company terminates for any reason other than a Qualifying Termination or CIC Qualifying Termination; provided that the term of this Agreement shall renew automatically and continue in effect for successive one (1) year periods measured from the initial Expiration Date, unless the Company provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew.

(b)                                 Notwithstanding the foregoing, (i) if a Change in Control is consummated prior to the Expiration Date, in no event shall this Agreement terminate prior to the twelve (12)-month anniversary of such Change in Control, (iii) if the Executive’s employment with the Company is terminated due a Qualifying Termination following a Potential Change in Control, in no event shall this Agreement terminate prior to the three (3) month anniversary of the date of Separation, and (iv) if the Executive’s employment with the Company is terminated due to a Qualifying Termination or a CIC Qualifying Termination, in no event shall this Agreement terminate prior to the date the Company has satisfied all of its obligations under this Agreement following the applicable date of Separation.

(c)                                  For the avoidance of doubt, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination.  The Executive hereby acknowledges and agrees that, except as otherwise set forth in this Section 1, there is no assurance that that this Agreement will be renewed or extended.

2.                                      Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a)                                 Severance Benefits. The Company shall pay the Executive nine (9) months of base salary continuation (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination), payable on the Company’s normal payroll schedule.  The Executive will receive his or her first severance payment on the first payroll date occurring after the sixtieth (60th) day following the date of Separation, subject to the Executive’s satisfaction of the Release Conditions; provided that if such sixty (60) day period spans two calendar years, the foregoing payments shall not commence until the second calendar year, with the first payment including any payments that would have been made had the sixty (60) day delay provided for herein not applied.

(b)                                 Continued Employee Benefits.  If the Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the nine (9)-month period following the date of the Executive’s Separation or, if earlier, until the Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide

(1)  Any reference to the Company will be understood to include any direct or indirect subsidiary of the Company that employs the Executive, including Morphic Therapeutic, Inc.

the payment of COBRA coverage on behalf of the Executive without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to the Executive in lieu thereof a taxable lump sum payment for the balance of the COBRA period.

(c)                                  Equity Awards.  Each of the Executive’s then-outstanding unvested Equity Awards shall be treated in accordance with their terms and the terms of the applicable equity incentive plan.  Notwithstanding the foregoing, in the event of a Qualifying Termination that follows a Potential Change in Control and precedes a Change in Control, any then-outstanding unvested Equity Awards shall cease vesting pursuant to their normal vesting schedule on the date of the Qualifying Termination but shall not lapse or be forfeited on such date.  Instead, such awards shall remain outstanding until the three-month anniversary of the date of such termination, and solely in the event a Change in Control subsequently occurs during such period, such awards shall become vested and/or exercisable in accordance with Section 3(b).

3.                                      CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a)                                 Severance and Bonus Payments.  The Company or its successor shall pay the Executive (i) an amount equal to twelve (12)-months of base salary (at the rate in effect immediately prior to the actions that resulted in the Separation) and (ii) one hundred percent (100)% of the Executive’s annual target bonus for the year in which the CIC Qualifying Termination occurs, in each case payable in a cash lump sum on the first business day occurring after the sixtieth (60th) day following the date of Separation, subject to the Executive’s satisfaction of the Release Conditions.  Notwithstanding the foregoing, in the event such CIC Qualifying Termination is a Pre-CIC Qualifying Termination, then the amount paid to the Executive pursuant to clause (i) of this Section 3(a) shall be reduced by the amount of any severance already paid to the Executive pursuant to Section 2(a). In no event shall a Pre-CIC Qualifying Termination result in duplicate payments or benefits to the Executive under Sections 2 and 3 of this Agreement.

(b)                                 Equity Vesting Acceleration.  Each of the Executive’s then outstanding unvested Equity Awards, including awards that would otherwise vest upon satisfaction of performance metrics or other factors other than the continuation of the Executive’s employment with the Company  (“Performance-Based Equity Awards”), shall accelerate and become vested and exercisable with respect to 100% of the then-unvested shares subject to all Equity Awards; provided however, that the grant agreement for the Performance-Based Equity Awards may provide for alternative treatment upon a Qualifying CIC Termination and, absent any such treatment in such grant agreement, the vesting acceleration provided for herein shall be deemed to have been met based on the achievement of the performance award “at-target”. Subject to Section 4, the accelerated vesting described above shall be effective as of the date of Separation.

(c)                                  Continued Employee Benefits.  If the Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of the Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for the twelve (12)-month period following the date of Executive’s Separation or, if earlier, until the Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer; provided that if the Company determines that it cannot provide the payment of COBRA coverage  on behalf of the Executive without violating applicable law or incurring additional expense under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to the Executive in lieu thereof a taxable lump sum payment for the balance of the COBRA period.

4.                                      General Release.  Any other provision of this Agreement notwithstanding, the benefits under Section 2 and 3 shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.  The release must be in the form prescribed by the Company, without alterations (this document effecting the foregoing, the “Release”).  The Company will deliver the form of Release to the Executive as soon as practicable following the Executive’s Separation.  The Executive must execute and return the Release within the time period specified in the form, and in all events within sixty (60) days following the termination event described in Section 2 or 3 as applicable.

5.                                      Accrued Compensation and Benefits.  Notwithstanding anything to the contrary in Section 2 and 3 above, the Company shall pay the Executive’s earned but unpaid base salary and other earned and vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by the Executive prior to the date of Separation and, in the case of a termination of employment for any reason other than a termination of employment by the Company for Cause, any earned but unpaid bonuses for any fiscal year or performance period completed prior to the date of Separation (collectively “Accrued Compensation and Expenses”). In addition, the Executive shall be entitled to any other vested benefits earned by the Executive for the period through and including the termination date of the Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as may be modified herein (collectively “Accrued Benefits”).  Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by applicable law.  Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

6.                                      Definitions.

(a)                                 “Cause” means (i) engaging in theft, fraud and/or dishonesty which, in the judgement of the Board of Directors of the Company (the “Board”), could be harmful to the Company, (ii) gross negligence or willful misconduct in the performance of the Executive’s assigned duties, (iii) gross neglect or willful refusal to attend to the material responsibilities assigned to the Executive, (iv) the Executive’s material breach of this Agreement or the Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement between you and the Company, (v) conviction (or a plea of no contest or similar plea or the entry of an order or judgement that requires a determination of guilt or responsibility) of a felony or for any crime involving moral turpitude or dishonesty; (vi) knowingly providing or making untruthful or misleading statement to the Company, whether by commission or omission; (vii) any willful failure to carry out a specific written directive of the Board; or (viii) an intentional violation of any of the Company’s material policies or procedures, including without limitation, any equal employment opportunity or anti-harassment policies.  The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant.  The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 2 above, and the term “Company” will be interpreted to include any Parent, Subsidiary or Affiliate, as appropriate.

(b)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(c)                                  “Change in Control.”  means a “Corporate Transaction,” as such term is defined in the Company’s 2019 Equity Incentive Plan, as may be amended from time to time, provided that the transaction (including any series of transactions) also qualifies as a change in control under U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A-3(i)(5)(vii).

(d)                                 “CIC Qualifying Termination” means a Separation (i) within twelve (12) months following a Change in Control or (ii) within three (3) months preceding a Change in Control, but as to part (ii) only if the Separation occurs following a Potential Change in Control, in each case resulting from (A) the Company terminating the Executive’s employment for any reason other than Cause or (B) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination.  A “Potential Change in Control” means the date of execution of a definitive agreement for a corporate transaction which, if consummated, would constitute the applicable Change in Control.  In the case of a termination described in this Section 6(d) that occurs following a Potential Change in Control and before the consummation of a Change in Control (a “Pre-CIC Qualifying Termination”), solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Executive’s employment terminated.

(e)                                  “Effective Date” means the date immediately prior to the first date on which the Registration Statement on Form S-1 for the initial public offering of the Company’s common stock is declared effective by the United States Securities and Exchange Commission or, if later, the date that this Agreement is signed.

(f)                                   “Equity Awards” means all awards of options to purchase shares of Company common stock, all awards of restricted stock in the Company, and all other stock-based awards of the Company granted to the Executive, including but not limited to stock bonus awards, restricted stock units or stock appreciation rights.

(g)                                  “Good Reason” means any of the following, without the Executive’s prior written consent (i) a reduction in the amount of the Executive’s then-current salary, (ii) a material diminution in the Executive’s position, authority, duties, or responsibilities, (iii) the relocation of the Company’s headquarters or the Executive’s assigned place of work more than 45 miles from Boston, MA, or (iv) any material failure by the Company to comply with any of the provisions of this Agreement or any offer letter or employment agreement between the Executive and the Company. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (f), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within ninety (90) days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no severance payment or benefits under this Agreement; and (3) any termination of employment under this provision must occur within thirty (30) days of the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in subclauses (i) through (iii) above.  Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve months following the occurrence of a Change in Control, the Executive may again assert Good Reason subject to the notice and cure periods set forth herein.

(h)                                 “Release Conditions” means (i) the Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired such that the Release is effective.

(i)                                     “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.

(j)                                    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

7.                                      Successors.

(a)                                 Company’s Successors.  The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, to agree to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or any successor which becomes bound by this Agreement by operation of law.

(b)                                 Executive’s Successors.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Golden Parachute Taxes.

(a)                                 Best After-Tax Result.  In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then such Payments shall be either (A) provided in full pursuant to this Agreement or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to the Executive (“Independent Tax Counsel’), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that the Executive pays all taxes at the highest marginal rate.  The Company and the Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section.  The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section.  In the event that the above clause (ii)(B) of this Section 8  applies, then Payments shall be reduced in the following order:  (i) cash severance payments hereunder to the extent not subject to Section 409A of the Code in the reverse order of payment; (ii) any other portion of the Payments that are not subject to Section 409A of the Code in the reverse order of payment (other than any acceleration of vesting of Equity Awards); (iii) Payments that are not subject to Section 409A of the Code that arise from the accelerated vesting of Equity Awards; and (iv) Payments that are subject to Section 409A of the Code in a manner consistent with Section 409A of the Code. ).  If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the

Excise Tax, then Section 8(b) hereof shall apply, and the enforcement of Section 8(b) shall be the exclusive remedy to the Company.

(b)                                 Adjustments.  If, notwithstanding any reduction described in Section 8(a) hereof (or in the absence of any such reduction), the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then the Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.”  The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized.  Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments.  If the Excise Tax is not eliminated pursuant to this Section 8(b), Executive shall pay the Excise Tax.

9.                                      Miscellaneous Provisions.

(a)                                 Section 409A.  To the extent (i) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s date of Separation; or (ii) the date of the Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.  Notwithstanding anything to the contrary in this Agreement, if the period of time comprising (x) the time to consider and make effective the Release and (y) the time after the expiration or cessation of any cure period or attempt to cure Good Reason spans two calendar years, then, any payments that constitute deferred compensation subject to Section 409A will be made in the second calendar year.

(b)                                 Other Arrangements.  This Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any prior option agreement, profits interest agreement, restricted stock agreement, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change in control severance arrangements pursuant to an employment agreement or offer letter and acceleration provisions contained in any Stock Restriction Agreements or option agreements under the 2018 Stock Incentive Plan, and the Executive hereby waives the Executive’s rights to such other benefits.  In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company.  For the avoidance of doubt, in no event shall the Executive receive benefits under both Sections 2 and Section 3 with respect to the Executive’s Separation.

(c)                                  Dispute Resolution.  To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, the Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Middlesex County, MA, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)                                 Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid.  In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)                                  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)                                   Withholding Taxes.  All payments made under this Agreement shall be subject to applicable withholding and income taxes.

(g)                                  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)                                 At-Will Employment.  Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason.

(i)                                     Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Massachusetts (other than its choice-of-law provisions).

[Signature Page to Change In Control Severance Agreement Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

EXECUTIVE		MORPHIC HOLDING, INC.

/s/ Alexey A. Lugovskoy		/s/ Praveen Tipirneni
Name: Alexey A. Lugovskoy, Ph.D.		By:	Praveen Tipirneni, MD
		Title:	Chief Executive Officer

Date:	6/12/2019	Date:	12 June 2019

[Signature Page to Change In Control and Severance Agreement]